Exhibit 99.1

Explanation of Responses:

(1)       This Form 4 is filed on behalf of Jonathan S. Leff.  Mr. Leff is a

Member and Managing Director of Warburg Pincus LLC ("WP LLC") and a Partner

of Warburg Pincus & Co. ("WP").  Warburg Pincus Private Equity X, L.P., a

Delaware limited partnership ("WP X") directly beneficially owns 348,840 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share

(the "Series A-1 Preferred"), of Hana Biosciences, Inc., a Delaware

corporation (the "Company"), and Warburg Pincus X Partners, L.P., a Delaware

limited partnership ("WPP X" and, together with WP X, the "WP X Funds")

directly beneficially owns 11,160 shares of Series A-1 Preferred (together with the 348,840 shares of Series A-1 Preferred beneficially owned by WP X,

the "Securities"). Warburg Pincus X, L.P. is a Delaware limited partnership and the sole general partner of each of the WP X Funds ("WP X LP"). Warburg

Pincus X, LLC is a Delaware limited liability company and the sole general partner of WP X LP ("WP X LLC"). Warburg Pincus Partners, LLC is a New York

limited liability company and the sole member of WP X LLC ("WPP LLC"). WP LLC is a New York limited liability company that manages each of the WP X Funds

("WP LLC"). WP is a New York general partnership and the managing member of

WPP LLC ("WP"). Charles R. Kaye and Joseph P. Landy are each Managing General

Partners of WP and Co-Presidents and Managing Members of WP LLC.

(2)     By reason of the provisions of Rule 16a-1 of the Exchange Act, WP X

LP, WP X LLC, WPP LLC, WP LLC, WP and Mr. Leff may be deemed to be the beneficial owner of an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds, and each WP X Fund may be deemed to beneficially own an indeterminate portion of the Securities that may be deemed to be beneficially owned by the other WP X Fund. WP X LP, WP X

LLC, WPP LLC, WP LLC, WP and Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds. Mr. Leff disclaims beneficial ownership of all Securities that may be deemed to be beneficially owned by the WP X Funds, except to the extent of any indirect pecuniary interest therein.

(3)     Each share of Series A-1 Preferred is convertible into such number of shares of common stock of the Company, par value $0.001 ("Common Stock"), as is equal to the accreted value of such share of Series A-1 Preferred divided by a conversion price, initially $0.1288 (subject to adjustment pursuant to the terms of the Series A-1 Certificate), provided, however, that pursuant to the terms of the certificate of designation setting forth the designations,

preferences, limitations and relative rights of the Series A-1 Preferred,

prior to the approval by the shareholders of the Company of an amendment to the amended and restated certificate of incorporation of the Company to,

among other things, increase the number of authorized shares of Common Stock,

the maximum number of shares of Common Stock issuable to the WP X Funds upon conversion of the Series A-1 Preferred Stock held by them is limited to their pro rata share of the greater of (a) 90,000,000 shares of Common Stock and

(b) the difference obtained by subtracting (i) the sum of (A) the number of shares of Common Stock outstanding on a fully diluted basis plus (B) the number of shares of Common Stock reserved under certain plans from (ii) the authorized shares of Common Stock at the time of determination. The shares of

Series A-1 Preferred owned by the WP X Funds, therefore, are currently convertible into 81,000,000 shares of Common Stock.  Unless converted or redeemed pursuant to their terms, the Series A-1 Preferred do not expire.